UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2016

General Electric Company
(Exact name of registrant as specified in its
charter)

New York	001-00035	14-0689340
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

41 Farnsworth Street, Boston, MA		02210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 443-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 4, 2016, the Board of Directors of General Electric Company (the “Company”) elected Steven M. Mollenkopf to the Company’s Board of Directors. Mr. Mollenkopf is the Chief Executive Officer and a director of Qualcomm Incorporated, a leading developer of mobile technology. In connection with the election of Mr. Mollenkopf, the Board of Directors increased its size from 16 to 17 directors.

The Board of Directors has determined that Mr. Mollenkopf is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines, as set forth in its Governance Principles.

Mr. Mollenkopf will participate in the compensation and benefit program for non-management directors. This program is described on pages 50 and 51 of the Company’s Proxy Statement for its Annual Meeting of Shareowners held on April 27, 2016 (filed with the Securities and Exchange Commission on March 14, 2016), except for the following modifications, which were approved after the date of the annual meeting:

●	the annual fee paid for service as an independent director of the Company is $275,000, and
●	the annual fee paid for service on each committee of the Board is as follows: Audit Committee, $35,000; GE Capital Committee, $50,000; Governance and Public Affairs Committee, $10,000; Management Development & Compensation Committee, $25,000 and Technology and Industrial Risk Committee, $10,000.

The Board has not yet appointed Mr. Mollenkopf to any Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: November 10, 2016	/s/ Christoph A. Pereira
Christoph A. Pereira
Vice President,
Chief Corporate, Securities & Finance Counsel